EXHIBIT 4.2


March 31, 1999 amendments to the Sears 401(k) Profit Sharing Plan (the
"Plan")

1. New Subsection 6.7 shall be added to the Plan, to read in its entirety as follows:

    "6.7. Sale of Common Stock to the Company. If, because of distributions, withdrawals or transfers involving Common Stock in the Company Stock Fund, it is necessary or desirable for the Plan sell Common Stock, the Trustee shall notify the Company. At the timely direction of an Investment Manager, the Trustee shall sell such Common Stock to the Company for cash. The sales price for the shares of Common Stock sold to the Company shall be no less than Fair Market Value as defined in subsection 5.1, and no commission shall be charged on such sale. The Company and the Trustee shall establish in writing such rules and procedures regarding such sales as are required to meet applicable laws."

2. A new paragraph shall be added to Supplement A of the Plan, to read in its entirety as follows:

    "If, because of distributions, withdrawals or transfers involving Common Stock which was held at any time in the Supplemental A Shares Fund, it is necessary or desirable for the Plan sell Common Stock, the Trustee shall notify the Company. At the direction of an Investment Manager, the Trustee shall sell such Common Stock to the Company for cash. The sales price for the shares of Common Stock sold to the Company shall be no less than Fair Market Value as defined in subsection 5.1, and no commission shall be charged on such sale. The Company and Trustee shall establish in writing such rules and procedures regarding such sales as are required to meet applicable laws."

3. A new Subsection C-11 shall be added to Supplement C of the Plan, to read in its entirety as follows:

    "C-11. Sale of ESOP Common Stock to the Company. If, because of distributions, withdrawals or transfers involving ESOP Common Stock, it is necessary or desirable for the Plan sell Common Stock, the Trustee shall notify the Company. At the timely direction of an Investment Manager, the Trustee shall sell such Common Stock to the Company for cash. The sales price for the shares of Common Stock sold to the Company shall be no less than Fair Market Value as defined in subsection 5.1, and no commission shall be charged on such sale. The Company and the Trustee shall establish in writing such rules and procedures regarding such sales as are required to meet applicable laws."